UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material under §240.14a-12

ALICO, INC.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

No fee required

Fee paid previously with preliminary materials

Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE & PROXY
STATEMENT

Annual Meeting of Shareholders

February 23, 2024
9:30 a.m. (Eastern time)

ALICO, INC.
10070 DANIELS INTERSTATE COURT
Suite 200
FORT MYERS, FLORIDA 33913

January 12, 2024
To Our Shareholders:
You are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Alico, Inc. at 9:30 a.m. Eastern time, on Friday, February 23, 2024. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section called “Who can attend the Annual Meeting?” on page 4 of the proxy statement for more information about how to attend the meeting online.
Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy.
Thank you for your support.

Sincerely,

/s/ Bradley Heine
Bradley Heine
Chief Financial Officer

ALICO, INC.
10070 Daniels Interstate Court
Suite 200
Fort Myers, FL 33913

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, FEBRUARY 23, 2024

The Annual Meeting of Shareholders (the “Annual Meeting”) of Alico, Inc. (the “Company” or “Alico” or referred to as “we”, “us” or “our”) will be held at 9:30 a.m. Eastern time on Friday, February 23, 2024. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ALCO2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

1.To elect George R. Brokaw, Katherine R. English, Benjamin D. Fishman, John E. Kiernan, W. Andrew Krusen, Jr., Toby K. Purse, Adam H. Putnam and Henry R. Slack as directors to serve on our Board of Directors until the 2025 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;
2.To ratify the appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2024;
3.To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers; and
4.To transact any other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournments thereof.
Our Board of Directors has fixed the close of business on December 29, 2023, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record who own stock on the record date are entitled to receive notices about the Annual Meeting and to vote at the Annual Meeting.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

/s/ Bradley Heine
Bradley Heine
Chief Financial Officer

Fort Myers, Florida
January 12, 2024

ALICO, INC.
10070 Daniels Interstate Court
Suite 200
Fort Myers, FL 33913

PROXY STATEMENT

Annual Meeting of Shareholders
February 23, 2024

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Alico, Inc. of proxies to be voted at our Annual Meeting of Shareholders to be held on Friday, February 23, 2024 (the “Annual Meeting”), at 9:30 a.m. Eastern time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ALCO2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Holders of record of shares of our common stock, $1.00 par value per share, as of the close of business on December 29, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting. As of the Record Date, there were 7,616,081 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on any matter presented to shareholders at the Annual Meeting.
This proxy statement and the Company’s Annual Report to Shareholders for the year ended September 30, 2023 (the “2023 Annual Report”) will be released on or about January 12, 2024 to our shareholders on the Record Date.
In this proxy statement, “Alico”, “Company”, “we”, “us”, and “our” refer to Alico, Inc.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held on February 23, 2024

The Proxy Statement and accompanying 2023 Annual Report to Shareholders are available at
www.alicoinc.com or at www.proxyvote.com
Proposals
At the Annual Meeting, the shareholders will be asked:

•To elect George R. Brokaw, Katherine R. English, Benjamin D. Fishman, John E. Kiernan, W. Andrew Krusen, Jr., Toby K. Purse, Adam H. Putnam and Henry R. Slack (together, the “Director Nominees”) to serve on our Board until the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”), and until their respective successors shall have been duly elected and qualified.
•To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024.
•To approve, on an advisory (non-binding) basis, the compensation of our named executive officers.
•To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Recommendations of the Board
The Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board recommends that you vote:

1.FOR the election of the eight (8) Director Nominees to serve on our Board;
2.FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024; and
3.FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.
If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Information About This Proxy Statement
Why you received this proxy statement. You are viewing or have received these proxy materials because Alico’s Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.
Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Alico is making this proxy statement and its 2023 Annual Report available to its shareholders electronically via the Internet. On or about January 12, 2024, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2023 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2023 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING OF SHAREHOLDERS

Who is entitled to vote at the Annual Meeting?
The Record Date for the Annual Meeting is December 29, 2023. You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 7,616,081 shares of common stock outstanding and entitled to vote at the Annual Meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
Am I entitled to vote if my shares are held in “street name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name” and you would like to vote your shares online at the Annual Meeting, you should contact your bank or brokerage firm to obtain your 16-digit control number or otherwise vote through the bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, online or by proxy, of a majority in interest of all the shares of common stock issued and outstanding and entitled to vote as of the Record Date will constitute a quorum.
Who can attend the Annual Meeting?
You may attend the Annual Meeting online only if you are a Alico shareholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/ALCO2024. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of shareholders as of the Record Date. The meeting webcast will begin promptly at 9:30 a.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m., Eastern time, and you should allow ample time for the check-in procedures.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, a lesser interest than the interest of all the shares of common stock issued and outstanding are authorized by our Second Amended and Restated Bylaws (the “Bylaws”) to adjourn the meeting.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?
Shareholders of Record. If you are a shareholder of record, you may vote:
•by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•Electronically at the Meeting—If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on February 22, 2024. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of shareholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.
Can I change my vote after I submit my proxy?
Yes.
If you are a registered shareholder, you may revoke your proxy and change your vote:
•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of Alico prior to or at the Annual Meeting at Alico, Inc., 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913 Attention: Mary Molina, Corporate Secretary; or
•by voting online at the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting by obtaining your 16-digit control number or otherwise voting through the bank or broker.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.
Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Why hold a virtual meeting?
We believe that hosting a virtual meeting is in the best interest of the Company and its shareholders because a virtual meeting enables increased shareholder attendance and participation as shareholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/ALCO2024. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/ALCO2024.

Will there be a question and answer (Q&A) session during the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, as time permits. Only shareholders that have accessed the Annual Meeting as a shareholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
• irrelevant to the business of the Company or to the business of the Annual Meeting;
• related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
• related to any pending, threatened or ongoing litigation;
• related to personal grievances;
• derogatory references to individuals or that are otherwise in bad taste;
• substantially repetitious of questions already made by another shareholder;
• in excess of the two-question limit;
• in furtherance of the shareholder’s personal or business interests; or

• out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for shareholders that have accessed the Annual Meeting as a shareholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The affirmative vote of a majority of the votes cast. (1)	Abstentions and broker non-votes will have no effect.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares of common stock present at the meeting, in person or represented by proxy, and entitled to vote.	Abstentions will have the same effect as votes against the proposal. We do not expect any broker non-votes on this proposal.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers	The affirmative vote of a majority of the shares of common stock present at the meeting, in person or represented by proxy, and entitled to vote.	Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on this proposal.

1.In the event of a Contested Election (as defined in our Bylaws), we will revert to a plurality voting standard. For a description of our majority and plurality voting standards, please refer to the section captioned “Proposal 1: Election of Directors.”

What is an “abstention” and how will abstentions be treated?
An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions have no effect on the election of directors. Abstentions will have the same effect as votes against the ratification of the appointment of Grant Thornton LLP and the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers. If the Company were to revert to a plurality voting standard for a Contested Election (as defined in the Bylaws), a vote “withheld”, in the case of the proposal regarding the election of directors, represents a shareholder’s affirmative choice to decline to vote on a proposal and would be counted as present and entitled to vote for purposes of determining a quorum and have no effect on the election of directors.
What are broker non-votes and do they count for determining a quorum?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSALS TO BE VOTED ON

PROPOSAL 1:
ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office until the 2025 Annual Meeting and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation, or removal.

The Board currently consists of eight (8) directors, Our current directors, who are also our Director Nominees for election at the Annual Meeting, are George R. Brokaw, Katherine R. English, Benjamin D. Fishman, John E. Kiernan, W. Andrew Krusen, Jr., Toby K. Purse, Adam H. Putnam and Henry R. Slack. The Board has nominated each of the foregoing director candidates to serve as directors until the 2025 Annual Meeting.
In accordance with our Restated Certificate of Incorporation, as amended from time to time, (the “Certificate of Incorporation”) and Bylaws, all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. Our Certificate of Incorporation and Bylaws provide that the authorized number of directors may be changed from time to time by the Board, but shall consist of between seven (7) and eleven (11) directors. Our directors may be removed at any time for cause or without cause by the vote of the holders of a majority of the common stock then entitled to vote at an election of directors and the holders of a majority of the common stock then entitled to vote at any election of directors may fill the vacancy caused by such removal.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as directors of the persons whose names and biographies appear below. All nominees have consented to being named in this Proxy Statement and have notified management that they will serve, if elected. In the event that any of George R. Brokaw, Katherine R. English, Benjamin D. Fishman, John E. Kiernan, W. Andrew Krusen, Jr., Toby K. Purse, Adam H. Putnam and Henry R. Slack should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. The Board has no reason to believe that any of the Director Nominees will be unable to serve if elected. Each of the Director Nominees has consented to being named in this proxy statement and to serve if elected.
In accordance with procedures established by the Nominating and Governance Committee any incumbent director who receives a greater number of votes “AGAINST” the director’s election than votes “FOR” is required to offer to submit his or her resignation to the Board following the shareholder vote. The Nominating and Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This process allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue.

Vote required
Under our Bylaws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

In the event of a contested election, we will revert to a plurality voting standard, the default standard under applicable Florida law.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the below Director Nominees to serve on our Board until the 2025 Annual Meeting and until their respective successors shall have been duly elected and qualified.

Nominees for Directors to be Elected at the 2024 Annual Meeting of Shareholders to Serve Until 2025

The following sets forth a brief summary of each nominee’s principal occupation, recent professional experience, other qualifications and directorships at other public companies in the past five years, if any, considered by the Nominating and Governance Committee and the Board.

Nominee	Age	Position with the Company, if any	Business Experience and Qualifications

George R. Brokaw	56	Chairman
George R. Brokaw has served on the Board of Directors since November 2013, and as Chairman of the Board of Directors since February 2022. Prior to that, he served as Executive Vice Chairman of the Board of Directors from December 2016 until December 2019. Since October 2013, Mr. Brokaw has served as a private investor through Wilson Capital Management, LLC. Mr. Brokaw previously held senior roles at Highbridge Capital Management, Perry Capital, LLC, and Lazard Freres and Co. LLC. Mr. Brokaw is also a member of the Board of Directors of DISH Network Corporation (NYSE: DISH), CTO Realty Growth, Inc. (NYSE: CTO) and several other private boards. He has significant public company Audit, Compensation and Nominating & Executive Committee experience. He also serves on several not-for profit boards including the French American Foundation, Huguenot Society of America and the Society of Mayflower Descendants. He previously served as a director to several public and private companies, including: Modern Media Acquisition Corp., North American Energy Partners Inc., Capital Business Credit LLC, Timberstar, Capital Business Credit LLC, Exclusive Resorts, LLC, and Value Place Holdings LLC. Mr. Brokaw received a B.A. from Yale University and a J.D./M.B.A. from the University of Virginia.

Katherine R. English	59	Director
Ms. English has served on the Board of Directors since August 2020, and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture and environmental and land use law. Ms. English has served as a Partner at Pavese Law Firm since January 2000. Her practice supports legacy agricultural businesses in obtaining and protecting entitlements required to support and improve their properties' value, productivity, and flexibility. She has particular experience representing companies whose key businesses are farming, conservation and development. Ms. English has also served as a Limited Partner at English Family Limited Partnership, a family farm on the banks of the Caloosahatchee River in Alva, Florida, since 1999. She serves on several committees supporting agriculture, agricultural education and environmental policy and also serves on the Florida Commission on the Status of Women, as an appointee of the Florida Commissioner of Agriculture for a term from 2023 to 2025. She is a graduate of the Wedgworth Leadership Institute for Agriculture and Natural Resources at the University of Florida. Ms. English received a B.A. in English from the University of Florida and a J.D degree from Mercer University Walter F. George College of Law.

Benjamin D. Fishman	47	Director
Mr. Fishman has served on the Board of Directors since November 2013, and previously served as the non-employee Executive Chairman from July 2019 to February 2022. He brings to the Board of Directors extensive knowledge and experience in the agriculture industry. From November 2018 to July 2019, Mr. Fishman served as Interim President of Alico. From 2007 until 2021, Mr. Fishman was a Managing Director of the Continental Grain Company (“CGC”), a global investor, owner and operator of companies with more than 200 years of history across the food and agribusiness spectrum. From 1998 until 2000, he served as a Strategic and Financial Analyst for CGC. Mr. Fishman left CGC in 2000 to co-found The Grow Network, which was sold to the McGraw–Hill Companies in 2004. In 2005, he was a National Finalist for the White House Fellowship. Mr. Fishman returned to CGC in 2005 and helped to establish CGC’s investment activities. Mr. Fishman currently serves as Chairman of the Board Regenified, Inc. and he is a Member of the Alumni Council of Collegiate School in New York City. Mr. Fishman received a B.A. in political theory from Princeton University.

John E. Kiernan	56	Director, President and Chief Executive Officer
President and Chief Executive Officer of the Company since July 2019 and on the Board of Directors since February 2020. Prior to serving as President and Chief Executive Officer, Mr. Kiernan served as Executive Vice President and Chief Financial Officer from June 2015 to June 2019). Before joining Alico, Mr. Kiernan served as the Chief Financial Officer of Greenwich Associates, a private global research-based consulting firm serving the financial services industry. He previously worked as the Treasurer and SVP for Capital Markets & Risk Management for Global Crossing until its sale to Level 3 in 2011. He also previously served as the Vice President of Investor Relations for Misys plc, which maintained a public listing on the London Stock Exchange and a Nasdaq listing for one of its subsidiaries, and as a Director of Corporate Development for IBM. Earlier in his career, Mr. Kiernan spent 12 years as an investment banker and specialized in IPOs and M&A for technology companies during his tenure at Bear, Stearns, where he earned the title of Managing Director. Mr. Kiernan has been a member of the Board of Directors for Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), parent company of PeoplesBank, since April 2022, and serves on its Corporate Governance and Nominating Committee, Audit Committee, and Compensation Committee. He is a Certified Treasury Professional and is National Association of Corporate Directors Directorship Certified. Mr. Kiernan received a B.A. in Finance and History from Saint Vincent College, an M.B.A. from the Darden Graduate School of Business Administration and a J.D. from the University of Virginia School of Law.

W. Andrew Krusen, Jr.	75	Director
Mr. Krusen has served on the Board of Directors since November 2013, and brings to the Board of Directors extensive knowledge and experience in the areas of business leadership, finance and capital markets and real estate. Mr. Krusen has served as Non–Executive Chairman of Dominion Financial Group, Inc., a merchant banking organization that provides investment capital to the natural resources, communications and manufacturing and distribution sectors since May 1983. He has also served as the managing member of Krusen – Douglas, LLC, a large landowner in the Tampa, Florida area since January 2001. Mr. Krusen also currently serves as a director of several privately held companies. He is currently a director and chairman of Florida Capital Group, Inc. – a Florida bank holding company, as well as Florida Capital Bank, N.A., its wholly owned subsidiary. Mr. Krusen previously served as a director to several public and private companies, including Exactech, Inc. from June 2014 until February 2018, and Beall’s, Inc., and as Chairman of Tampa's Museum of Science and Industry. Mr. Krusen is a former member of the Young Presidents’ Organization and is currently a member of the World President’s Organization and the Society of International Business Fellows. Mr. Krusen received a B.A. in Geology from Princeton University.

Toby K. Purse	51	Director
Mr. Purse has served on the Board of Directors since April 2019, and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture, business leadership and finance. Since 2004 Mr. Purse has served in various roles at Lipman Family Farms, the largest open-field tomato grower in North America, including currently serving as the Chief Operating Officer and previously serving as Chief Administrative Officer and Chief Financial Officer. Mr. Purse is a member of the Florida Tomato Committee, the Florida Tomato Growers Exchange and the Florida Tomato Exchange. Mr. Purse received a B.A. and Masters in Accounting from the University of South Florida.

Adam H. Putnam	49	Director
Mr. Putnam has served on the Board of Directors since August 2020, and brings to the Board of Directors extensive knowledge and experience in the areas of agriculture, sustainability, climate change, supply chain, business leadership and finance. Mr. Putnam has served as the Chief Executive Officer of Ducks Unlimited, a U.S. nonprofit organization dedicated to the conservation of wetlands and associated upland habitats for waterfowl, other wildlife, and people since April 2019. Prior to Ducks Unlimited, he served as Florida’s Commissioner of Agriculture from 2011 until 2019, where he focused on fostering the growth of Florida agriculture and protecting the state’s water supply, among other issues and was a US Congressman for five terms, from 2001 until 2011, where he engaged on issues such as agriculture, water and energy. He also was the House Republican Conference Chair from 2007 until 2009. Due to Mr. Putnam’s public policy and public service experience, he brings to the board expertise in understanding and navigating the physical and transition risks and opportunities of climate change, and together with his knowledge of sustainability, water supply, and agricultural operations within Florida’s regulatory environment, Mr. Putnam contributes to the board’s effective oversight of environmental, social, and governance (ESG) and climate change issues. Mr. Putnam also leverages his scientific training and public policy experience to advocate for natural climate solutions. A fifth generation Florida farmer and rancher, Mr. Putnam serves on the advisory board for AgAmerica Lending and is a founding director of Leading Harvest, which advances agricultural sustainability practices across the supply chain, as well as on the boards of various non-profit and private organizations. Mr. Putnam received a B.S. in Food and Resource Economics from the University of Florida.

Henry R. Slack	73	Director
Mr. Slack has served on the Board of Directors since November 2013, and had served as Executive Chairman from December 31, 2016 to June 30, 2019. He brings to the Board of Directors extensive experience in the areas of business, finance and capital markets. Mr. Slack is managing director of Quarterwatch LLC, and was on the Board of W.R. Grace & Co. between 2019 and 2021. He was Chairman of Terra Industries, an international nitrogen-based fertilizer company, from 2001 until 2010. For many years he has also served as a director of E. Oppenheimer and Son International Limited, formerly a private investment and family holding company. He was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. Mr. Slack was a member of the board of directors and the executive committee of Anglo American Corporation, an international mining finance company, from 1981 until 1999. He was on the board of directors of Salomon Brothers Inc., from 1982 to 1988, SAB Miller plc., one of the world’s largest brewers, from 1998 to 2002, and for more than 20 years on the board of Engelhard Corporation until its acquisition in 2006. Mr. Slack received a B.A. in History from Princeton University.

Board Diversity Matrix
The members of our Board have provided the diversity information below. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of January 12, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	1	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not Disclose Demographic Background	—	—	—	—

Qualifications, Attributes and Skills of the Members of Alico’s Board of Directors
The chart below summarizes certain key qualifications, attributes, and skills for each of Alico’s directors (each of whom is also a Director Nominee). An “X” in the chart below indicates an area of focus or expertise of a director on which the Board currently relies.

	George R. Brokaw	Katherine R. English	Benjamin D. Fishman	John E. Kiernan	W. Andrew Krusen, Jr.	Toby R. Purse	Adam H. Putnam	Henry R. Slack
Skills & Experience
Board of Directors Experience	x		x	x	x	x	x	x
Agriculture Industry Experience	x	x	x	x	x	x	x	x
CEO/Business Head	x		x	x	x	x	x	x
International	x		x	x	x	x	x	x
Human Capital Management/Compensation	x	x	x	x	x	x	x	x
Finance/Capital Allocation	x		x	x	x	x	x	x
Financial Audit Experience	x		x	x	x	x	x	x
Government/Public Policy		x	x				x	x
Strategic Planning	x	x	x	x	x	x	x	x
Environmental Science/Policy/Regulation or Climate Change		x		x			x
Mergers and Acquisitions	x		x	x	x	x		x
Risk Management	x		x	x	x	x	x	x
Corporate Governance	x	x	x	x	x		x	x
Technology/Systems	x			x	x	x		x
Business Ethics	x	x		x	x	x	x	x
Real Estate	x	x	x	x	x		x
Minerals and Mining	x	x		x	x			x

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. On December 8, 2023, the Audit Committee approved the engagement of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024 and dismissed RSM US LLP, which had served as our independent registered public accounting firm since 2007. Neither Grant Thornton LLP nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2024.

Representatives of Grant Thornton LLP will be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Representatives of RSM US LLP will not be present at the Annual Meeting.

Shareholder Ratification of the Selection of Independent Registered Public Accountants

We are asking our shareholders to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. Although ratification is not required by our Articles of Incorporation, Bylaws, or otherwise, the Board is submitting the selection of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate practice. In the event the selection is not ratified by our shareholders, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and our shareholders.

Change in Independent Registered Public Accounting Firm

As previously disclosed, on December 8, 2023, the Audit Committee approved the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2024.

On December 8, 2023, the Audit Committee approved the dismissal of RSM US LLP as the Company’s independent registered public accounting firm. The reports of RSM US LLP on the Company’s financial statements for each of the two fiscal years ended September 30, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In the fiscal years ended September 30, 2022 and 2023 and in the subsequent interim period through December 8, 2023, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of RSM US LLP, would have caused RSM US LLP to make reference to the matter in its report on the financial statements for such years.

In the fiscal years ended September 30, 2022 and 2023 and in the subsequent interim period through December 8, 2023, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K), except that, RSM US LLP issued an adverse opinion in their report on internal control over financial reporting as of September 30, 2022 as a result of the material weakness in the Company’s internal control over financial reporting that the Company previously reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on December 13, 2022, related to the Company’s controls around (i) the completeness and accuracy of the information used in the preparation of its income tax provision and (ii) the evaluation of misstatements and the impact to the financial statements for all periods presented. This material weakness resulted in the restatements of the Company’s consolidated balance sheets, consolidated statements of changes in equity and related disclosures as of September 30, 2021, and as of the end of each quarterly period ended June 30, 2022, March 31, 2022, December 31, 2021, June 30, 2021, March 31, 2021, and December 31, 2020 to correct errors relating to the calculation of deferred tax liabilities and make adjustments to the amounts of previously reported deferred tax liabilities and retained earnings. As reported in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC on December 6, 2023, management concluded that the material weakness was remediated during the fourth quarter of 2023 and that, as of September 30, 2023, its internal control over financial reporting was effective.

The Company provided RSM US LLP with a copy of the disclosures contained in its Current Report on Form 8-K filed on December 14, 2023 and requested that RSM US LLP furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained therein. A copy of RSM US LLP’s letter, dated December 14, 2023, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2023.

During the fiscal years ended September 30, 2022 and 2023 and the subsequent interim period through December 8, 2023, neither the Company nor anyone on its behalf consulted with Grant Thornton with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Vote Required

The ratification of the appointment of Grant Thornton LLP will be approved if it receives the affirmative vote of the majority of the shares of common stock present at the meeting, in person, or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Grant Thornton LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024.

PROPOSAL 3: APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal (the “Say-On-Pay Vote”), gives our shareholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
We encourage our shareholders to review the “Compensation Discussion and Analysis” section of this proxy statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our shareholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders of Alico, Inc. approve, on an advisory (non-binding) basis, the 2023 compensation of Alico, Inc.’s named executive officers as described in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Alico, Inc.’s Proxy Statement for the 2024 Annual Meeting of Shareholders.”
Vote Required
The Say-on-Pay Vote will be approved if it receives the affirmative vote of the majority of the shares of common stock present at the meeting, in person, or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.
Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

Audit Committee Report

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended September 30, 2023 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the matters that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by the applicable requirements of the PCAOB describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended September 30, 2023.

W. Andrew Krusen, Jr. (Chair)
Benjamin D. Fishman
Toby K. Purse
Adam H. Putnam

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table summarizes the fees of RSM US LLP, our former independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

	2023	2022
Audit Fees (1)	$405,000	$436,200
Audit Related Fees (2)	$—	$—
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—
Total	$405,000	$436,200

(1)Audit fees include the aggregate fees billed by RSM US LLP for professional services and expenses rendered for the annual audit and quarterly reviews of the Company’s consolidated financial statements for the fiscal years ended September 30, 2023 and 2022.
(2)Audit–related fees billed include fees by RSM US LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. As indicated, no such audit-related fees were billed by RSM US LLP for the fiscal years ended September 30, 2023 and 2022.
(3)Tax fees include fees include fees billed by RSM US LLP for professional services rendered for tax compliance, advice and planning services. As indicated, no such tax fees were billed by RSM US LLP for the fiscal years ended September 30, 2023 and 2022.
(4)RSM US LLP did not render or bill for any services other than those listed above for the fiscal years ended September 30, 2023 and 2022.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s independent registered public accounting firm. To fulfill that requirement, the Company’s independent registered public accounting firm provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then approves the proposal as appropriate. During years ended September 30, 2023 and 2022, 100% of the services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee.

Executive Officers

The following table sets forth certain information on each of the Executive Officers of the Company as of the record date. Information for Mr. Kiernan is set forth in the above section of the Proxy Statement entitled “Nominees for Directors to be Elected at the 2024 Annual Meeting of Shareholders to serve until 2025.”

Name	Age	Position and Background with the Company
Bradley Heine	53
Chief Financial Officer and Accounting Officer (August 16, 2023 - Present). Prior to joining Alico, Mr. Heine served as Senior Vice President - Corporate Controller of Wejo Group Limited, a provider of cloud and software analytics for connected, electric, and autonomous mobility, from August 2021 to July 2023. Prior to that, Mr. Heine served as Vice President - Accounting at IAC InterActive Corp, a holding company comprised of media and internet companies, from December 2019 to August 2021, and in various positions of increasing seniority at Avis Budget Group Inc., a rental car company, from September 2007 to October 2019. Mr. Heine is a Certified Public Accountant who began his career as an auditor with Deloitte & Touche. He received a B.B.A. in public accounting from Pace University and a M.B.A. in Finance from Rutgers University.

Danny Sutton	51
President and GM of Alico Citrus (November 2017 – Present). Prior to Mr. Sutton serving as President of Alico Citrus, Mr. Sutton served as Alico’s VP of Citrus Operations from May 2017 to November 2017 and Alico’s Director of Citrus from April 2006 to May 2017. Mr. Sutton has been with Alico, Inc. since January 1999. Before joining the Company, Mr. Sutton was employed by Hilliard Brothers of Florida, a company involved in citrus, sugarcane and cattle. Mr. Sutton is a member of the Florida Department of Citrus Board, the Gulf Citrus Growers Association Board, and the Florida Citrus Commission. Mr. Sutton earned a B.S. in Citrus Business from Florida Southern College.

James Sampel	59
Chief Information Officer (December 2015 – Present). Prior to joining Alico, Mr. Sampel was Chief Information Officer and Managing Director of Greenwich Associates, a research based consulting firm servicing the financial services industry; Director of Information Technology for 454 Life Sciences Corporation, an early–stage life sciences equipment manufacturing company; and Manager of Advanced and Emerging Technology for Perkin Elmer, a Fortune 200 manufacturer of life sciences and laboratory equipment. Previous roles with Perkin Elmer included: Manager of Global Infrastructure, Senior Network Architect, Senior Systems Analyst, Software Support Supervisor and Field Service Engineer. Mr. Sampel received a B.S. in Electronics Engineering Technology from DeVry University and a M.B.A. in Information Systems from Pace University.

CORPORATE GOVERNANCE
How Nominees Are Selected

Typically, Board vacancies are filled from nominees recommended by the Nominating and Governance Committee after considering nominees proposed by directors or those who come to the attention of the Nominating and Governance Committee through their performance in areas of benefit to the Company. In addition, the Nominating and Governance Committee will accept for consideration the names of qualified nominees submitted by shareholders of the Company, including nomination proposals that comply with the Nominating and Governance Committee’s formal policy with regard to shareholder nominations as described below in the section entitled “Committees of the Board; Nominating and Governance Committee.” These processes are expected to remain the same for the foreseeable future.

Director Qualifications — The Nominating and Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered. In evaluating director candidates, the Nominating and Governance Committee will consider a candidate’s:
•intellect;
•integrity;
•broad-based experience at the policy-making level in business, government, education or the public interest;
•analytical ability;
•ability to qualify as an Independent Director;
•ability and willingness to devote time and energy to effectively carry out all director responsibilities; and
•unique qualifications, skills and experience.

The Nominating and Governance Committee also considers the diversity of director candidates and seeks to enhance the overall diversity of the Board. The Nominating and Governance Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.

The Nominating and Governance Committee recommends director nominees to the Board to be submitted for election at the next Annual Meeting of Shareholders. The Board selects director nominees based on its assessment and consideration of various factors. These factors include the current Board profile, the long-term interests of shareholders, the needs of the Company and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board. The Audit Committee members are selected based on their expertise and independence in accordance with current SEC and the Nasdaq Stock Market Rules (the “Nasdaq Rules”).

We believe that our director nominees are well qualified under the criteria described above. Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board.

A common trait among our director nominees is executive leadership experience. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy-making, risk management and corporate governance matters.

The biographical information above identifies and highlights additional qualifications, skills, attributes and experience that each director nominee brings to the Board.

Corporate Governance Matters

General

Our Board has adopted Corporate Governance Principles, a Code of Business Conduct and Ethics, and charters for our Nominating and Governance Committee, Audit Committee, Compensation Committee and Sustainability and Corporate Responsibility Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Principles, and our Code of Business Conduct and Ethics in the “Governance” section of the “Investors” page of our website located at www.alicoinc.com, or by writing to our Corporate Secretary at our offices at 10070 Daniels Interstate Court, Suite 200, Fort Myers, Florida 33913.

Director Independence

Mr. Brokaw, Mr. Fishman, Mr. Slack, Ms. English, Mr. Krusen, Mr. Purse, and Mr. Putnam each qualify as “independent” in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships between or among the directors, the director nominees or Executive Officers of the Company.

It is the policy of the Board to have separate meetings for independent directors (each an “Independent Director” and collectively the “Independent Directors”) at least twice a year and at other times as requested by an Independent Director. Each meeting shall be led by a chairman chosen pro tem by the Independent Directors. The Company met this requirement during the fiscal year ended September 30, 2023.

Board Leadership Structure and Risk Oversight

Our Corporate Governance Principles provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. We currently have an independent Chairman of the Board, Mr. Brokaw, and a majority of our Board is comprised of independent directors. Our Board believes that the current separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole and separates the leadership of the Board from the duties of day-to-day leadership of the Company. This structure allows the Chief Executive Officer to focus his time and energy on managing and operating the Company while the Chairman directs his attention to the broad strategic issues considered by the Board. In addition, we believe the Chairman is well-positioned to act as a bridge between management and the Board, facilitating the regular flow of information. Among other duties, the Chairman of the Board may represent the Board in communications with shareholders and other stakeholders and provide input on the structure and composition of the Board. The Board also believes that its Independent Directors provide strong leadership and complement the talents of our management team.

However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. During its routine review of the Board’s leadership structure, the Board and the Company regularly consider the circumstances under which the roles of Chairman and Chief Executive Officer could most effectively serve the Company’s and its shareholders’ interests if combined.

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management’s involvement in day-to-day risk management enables the Company’s disclosure committee, which consists of members of management, to assist our Chief Executive Officer and Chief Financial Officer in the effective design, establishment, maintenance, review, and evaluation of the Company’s disclosure controls and procedures. The Company’s management, led by our Chief Executive Officer and executive team, implements and supervises day‑to‑day risk management processes. Additionally, management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including business continuity risks, and our Audit Committee, which is composed solely of Independent Directors. Under the terms of the Boards’ Audit Committee Charter, the Audit Committee is charged with discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. The Audit Committee provides regular reports to the Board, and the Board considers risk assessment and risk management policies where appropriate. Our Nominating and Governance Committee monitors the effectiveness of the Corporate Governance Principles. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.

Environmental, Social and Governance

Alico seeks to maximize value for its customers and shareholders in the long term, which we believe includes employing sustainable practices in all aspects of operations including stewardship of both its natural and human resources. The Company recognizes the increased emphasis by shareholders, business partners and other key constituents in recent years on the ability of businesses to integrate environmental, social and governance programs that are embedded into day-to-day business policies and practices.

Alico publishes annual Sustainability Reports and posts them on our website at www.alicoinc.com/sustainability. The Sustainability Report, and other information on our website, are not incorporated by reference in this Proxy Statement.

Environmental

Our environmental efforts are rooted in our sense of accountability for our actions, both to our stakeholders and society as a whole. We are focused on continuously improving the environmental sustainability of our business, to reducing the impact of our operations, and to using resources and materials thoughtfully. We continue to engage our associates, customers, suppliers, and other stakeholders in our environmental efforts.

Social Responsibility

At Alico, we recognize our responsibility to uphold the Company’s founding values, which, for approximately 125 years, have been based on working ethically, responsibly, and with integrity. We also look for ways to make a positive difference at work and in our communities.

Our Workplace

We believe the talent and dedication of the Alico team in the agriculture industry is second to none. We consider our diverse workforce of talented, dedicated employees to be one of the Company’s most valuable assets.

Some workplace highlights include:
•We seek to foster a work environment that is safe, inclusive, respectful, and fair – and that allows people of different backgrounds, experiences, and perspectives to work together in efforts to reach common business and professional goals.
•The safety of our team members is a top priority.
•The Company’s policies prohibit discrimination and harassment based on race, color, religion, age, sex, national origin, disability status, genetics, protected veteran status, sexual orientation, gender identity or expression, or any other characteristic protected by federal, state or local laws.
•Providing human rights training to all employees, reinforcing our commitment to labor and human rights in our operations and focusing on it across our value chain.
•We have invested in modular online educational programs to provide our employees with guidance and opportunities for improving their personal and professional development.
•We are successful because of our employees, and they share in that success, as we believe that we provide competitive compensation and benefits, with team members at all levels being eligible for rewards in the form of bonuses.

Sustainability

Corporate sustainability is often defined as meeting the needs of the present without compromising the ability of the future generations to meet their needs. At Alico, sustainability is a key element of our beliefs – our focus on sustainability shapes how we operate our company day to day. Alico has been in existence for generations and we are committed to managing the Company so that we can continue to be around for generations to come.

Alico’s employees are dedicated to producing the highest quality oranges, primarily for use in making not-from-concentrate orange juice. Alico focuses on caring for its citrus trees and tending to the land so as to keep the land productive for generations to come. Alico’s caretaking practices have been developed through decades of experience with a focus not only on today’s production, but also on future production, while at the same time seeking to protect the environment.

We remain focused on sustainable farming programs. In cooperation with our largest customers, Alico periodically engages in sustainability studies which address social, economic and environmental objectives. The studies have shown that we have continued to effectively address and make progress with respect to each of these areas. We also believe that our approximately 5 million existing citrus trees, of which 2.2 million have been planted since 2017, provide environmental advantages, especially as we believe this helps mitigate global warming by absorbing carbon dioxide, removing and storing carbon, and releasing oxygen back into the air.

Alico has a long history of working with state and local governments, as well as private organizations, in seeking to protect environmentally sensitive land.

Committees of the Board of Directors

Our Board has established four standing committees—Audit, Compensation, Nominating and Governance and Sustainability and Corporate Responsibility —each of which operates under a written charter that has been approved by our Board.

The members of each of the Board committees and committee Chairpersons are set forth in the following chart.

Name	Compensation	Audit	Nominating and Governance	Sustainability and Corporate Responsibility
George R. Brokaw
Kate English	X		Chairperson	X
Benjamin D. Fishman		X		X
John E. Kiernan				X
W. Andrew Krusen, Jr.	X	Chairperson
Toby K. Purse	Chairperson	X	X
Adam Putnam		X	X	Chairperson
Henry R. Slack			X

Audit Committee

The Audit Committee’s responsibilities include:

•reviewing the accounting and financial reporting processes and the annual independent audit of the financial statements;
•complying with legal and regulatory requirements;
•reviewing the retention, qualifications, compensation, independence and performance of the Company’s independent registered public accounting firm;
•ensuring the Company maintains internal audit processes; and
•providing an avenue of communication between management and the internal and external auditors.

The Audit Committee’s Charter is available on the Company’s website at www.alicoinc.com/, in the Governance section of the Investors webpage, and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

The Audit Committee is currently composed of four directors: W. Andrew Krusen, Jr. (Chairman), Benjamin D. Fishman, Toby K. Purse and Adam H. Putnam. All members of the Audit Committee are independent in accordance with the applicable Nasdaq Rules. The Board has determined that each of W. Andrew Krusen, Jr., Benjamin D. Fishman, Toby K. Purse and Adam H. Putnam meets the “financial literacy” requirement for Audit Committee members under Nasdaq Rules and Mr. Krusen qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The Audit Committee met five times in fiscal year 2023.

Compensation Committee

The Compensation Committee’s responsibilities include:

•determining and approving the compensation of the Chief Executive Officer;

•advising on and approving the compensation for other executive officers;
•advising on and approving the compensation philosophies, goals and objectives for the executive officers;
•making recommendations to the Board with respect to long-term incentive compensation and equity-based plans, including director compensation; and
•providing oversight of the Company’s compensation policies, plans and benefits programs.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s Charter is available on the Company’s website at www.alicoinc.com/, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

The Compensation Committee is currently composed of three directors: Toby K. Purse (Chairman), Katherine R. English and W. Andrew Krusen, Jr. The Board has determined that Ms. English and Messrs. Purse, and Krusen are independent under the Nasdaq Rules. The Compensation Committee met once in fiscal year 2023. Semler Brossy Consulting Group, LLC has served as the compensation consultant for the Company and provides advice and data to the Compensation Committee from time to time as requested.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee is an officer or employee of the Company or was formerly an officer of the Company. In addition, there are no interlocking relationships between any of these directors and any other current Executive Officer of the Company, and each of the Committee members is independent under the Nasdaq Rules.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:
•reviewing annually the performance of the Board;
•recommending nominees to serve on the Board to fill new positions or vacancies;
•reviewing performance and qualifications before they stand for re-election;
•leading the Board in its annual review of the Board’s and management’s performance; and
•reviewing and assessing the adequacy of the Company’s Corporate Governance Principles and recommending any proposed changes to the Board for its consideration and approval.

The Nominating and Governance Committee’s Charter is available on the Company’s website at www.alicoinc.com/, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913.

Currently, the four members of the Nominating and Governance Committee are Katherine R. English (Chairperson), Adam H. Putnam, Toby K. Purse and Henry R. Slack. The Board has determined that Ms. English, Mr. Putnam, Mr. Purse, and Mr. Slack are independent under the Nasdaq Rules. The Nominating and Governance Committee met twice during fiscal year 2023.

There were no fees or expenses paid to a third party in fiscal year 2023 for the identification or evaluation of potential director nominees.

The Nominating and Governance Committee has adopted a formal policy with regard to the consideration of any director candidates recommended by shareholders. Subject to the foregoing, the criteria for consideration of shareholder recommendations are as follows: (a) for each Annual Meeting of the Company’s shareholders, the

Nominating and Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders; (b) only candidates who satisfy the Company’s minimum qualifications for directors will be considered; and (c) in considering shareholder recommendations, the Nominating and Governance Committee will take into account, among other factors, the size and duration of the recommending shareholder’s ownership interest in the Company and whether the shareholder intends to continue holding that interest through the Annual Meeting date.

Sustainability and Corporate Responsibility Committee

Alico believes sustainable practices support long term ecological balance, environmental soundness and social equity, and maximize value for its customers and shareholders in the long term. The Sustainability and Corporate Responsibility Committee reviews sustainability goals and progress towards those goals and reviews the Company’s annual published sustainability report. Alico’s sustainability policies and second annual Sustainability Report are posted on our website at www.alicoinc.com/sustainability. The Sustainability Report and other information on Alico’s website are not incorporated by reference in this Proxy Statement.

The Sustainability and Corporate Responsibility Committee is governed by a written charter adopted and approved by the Board. The Sustainability and Corporate Responsibility Committee Charter is available on the Company’s website at www.alicoinc.com/, in the Governance section of the Investors webpage and is available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court Suite 200, Fort Myers, FL 33913. The charter, the contents of the Company’s website and the Investors webpage are not incorporated by reference in this Proxy Statement.

The Sustainability and Responsibility Committee is currently composed of three directors: Adam H. Putnam (Chairman), Katherine R. English and Benjamin D. Fishman. The Board has determined that Ms. English and Messrs. Putnam and Fishman are independent under the Nasdaq Rules. The Sustainability and Responsibility Committee met once in fiscal year 2023.
Code of Business Conduct and Ethics and Corporate Governance Principles

The Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees. The code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations and oversight and compliance. The Board has also adopted Corporate Governance Principles to guide its own operations. Both documents are available on the Company’s website at www.alicoinc.com/ in the Governance section of the Investors webpage and are available in printed form upon request from the Corporate Secretary, 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities as such transactions allow the directors, officers or employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the directors, officers and employees may no longer have the same objectives as the Company’s other shareholders.

Communications with Directors

Shareholders and other interested parties may communicate with the Board by forwarding written comments to the Corporate Secretary at Alico, Inc., 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913, with a request to forward the communication to the intended recipient. In general, any shareholder communication delivered to the Company for forwarding to members of the Board will be forwarded in accordance with the shareholder’s instructions. However, the Company reserves the right not to forward to members of the Board any abusive, threatening, or otherwise inappropriate materials. The Company contact information and procedures are also included on the Company’s website at www.alicoinc.com/.

Board of Directors Meetings
The Board met five times during the fiscal year ended September 30, 2023. During the fiscal year ended September 30, 2023, each director attended at least 75% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director. It is the Company’s policy to strongly encourage its directors to attend the Annual Meeting of Shareholders, in addition to attendance at regular Board and committee meetings. All of the members of the Board (who were members of the Board or were director–nominees of the Board at the time of the 2023 Annual Meeting of shareholders) attended the 2023 Annual Meeting of Shareholders, either telephonically or in person.

DIRECTOR COMPENSATION
Director Fees
Under our director compensation arrangement that became effective on April 1, 2013 (the “Director Compensation Plan”), our directors (including employee directors) are eligible to receive an annual fee of $75,000 in cash. No additional fees are payable for attendance at each Board meeting. For service as a standing committee chairman, directors are paid an additional $5,000 annually, with the exception of the chairman of the Audit Committee, who receives an additional total of $10,000 annually and the Chairman of the Board, who receives an additional total of $50,000 annually. Mr. Brokaw has waived the additional fee for serving as the Chairman of the Board. All annual fees are payable on a quarterly basis.
Historically, Mr. Kiernan has waived any director compensation while he is employed as the Company’s President and Chief Executive Officer. However, in connection with the certain letter agreement entered into by Mr. Kiernan and the Company, dated May 15, 2023 (the “Kiernan Letter Agreement”), as described further below, Mr. Kiernan determined to revoke such waiver effective October 1, 2022. The annual cash retainer paid to Mr. Kiernan for his service as a director for fiscal year 2023 is set forth in the Summary Compensation Table below.
Prior to the beginning of each calendar year, each director may elect to receive all or any portion of his or her director fees, including those received for chairing any committee, in the form of common stock with a market value at the time of such quarterly installment equal to 100% of the amount of such fees otherwise payable in cash.
Additional Arrangements
The Company pays for or provides (or reimburses its directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board, committee or Company meetings, or participating in director education programs and other director orientation or educational meetings.
2023 Director Compensation
The following table provides information concerning the compensation of the Company’s directors for the fiscal year ended September 30, 2023. As of September 30, 2023, there were no stock options outstanding for any director, relating to director services. Accordingly, the column for such information has been omitted from the table below. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Name	($)	($)	($)
George R. Brokaw	$—	$75,000	$75,000
Katherine R. English	$—	$80,000	$80,000
Benjamin D. Fishman	$—	$75,000	$75,000
W. Andrew Krusen, Jr.	$—	$85,000	$85,000
Toby K. Purse	$—	$80,000	$80,000
Adam H. Putnam	$—	$80,000	$80,000
Henry R. Slack	$—	$75,000	$75,000
R. Greg Eisner (2)	$—	$37,500	$37,500

(1)Totals represent the value of common stock received in lieu of cash fees pursuant to each director’s election under the Stock Incentive Plan of 2015 and the Director Compensation Plan, as recognized for financial statement reporting purposes with respect to fiscal year 2023, which for all grants were equal to the grant date fair value, computed in accordance with FASB ASC 718. Directors who so elect are granted shares of common stock in lieu of cash fees on a quarterly basis each year. All awards are vested upon grant and thus there are no outstanding unvested stock awards.
(2)Mr. Eisner ceased serving as a member of the board following the Company’s annual meeting of shareholders on February 23, 2023.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023.
Submitted by the Compensation Committee of the Board of Directors:
Toby K. Purse, Chairman
Katherine R. English
W. Andrew Krusen, Jr.
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis discusses the compensation program provided to our NEOs in fiscal year 2023 and describes the compensation philosophy on which the fiscal year 2023 compensation was based.
In fiscal year 2023, our NEOs were:
•John E. Kiernan—President and Chief Executive Officer
•Bradley Heine–Chief Financial and Accounting Officer

•Danny Sutton—President of Alico Citrus
•James Sampel—Chief Information Officer
•Perry G. Del Vecchio—Chief Financial and Accounting Officer. On August 16, 2023, Perry G. Del Vecchio resigned from his role as the Company’s Chief Financial Officer (Principal Financial and Accounting Officer) effective as of August 16, 2023.
Mr. Heine commenced appointment as our Chief Financial and Accounting Officer effective August 16, 2023.
The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of shareholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that influence shareholder value, including return on assets, long-term stock performance, and operational performance. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay composed of variable compensation and tied to long-term shareholder value creation.
Say on Pay Vote and Other Input from Shareholders
The Company implemented the Stock Incentive Plan of 2015 following approval by shareholders at the 2015 Annual Meeting of Shareholders. The plan includes a clawback provision and prohibits stock option repricing.
We held an advisory (non-binding) vote at our 2021 Annual Meeting of Shareholders on whether the frequency of the Say-on-Pay Vote should be every one, two or three years, with our shareholders approving holding the Say-on-Pay Vote every three years. In addition, at the 2021 Annual Meeting of Shareholders, our shareholders expressed their support of our executive compensation philosophy and program by approving the non-binding advisory vote on our executive compensation. Approximately 90% of votes cast supported our executive compensation policies and practices. The Compensation Committee has reviewed and considered the results of this advisory shareholder vote as an endorsement of the Company’s current executive compensation program. The Compensation Committee will continue to evaluate the executive compensation program, seeking to keep the program in line with the Company’s short and long-term goals and to take shareholder feedback and the results of say-on-pay votes into consideration when making future compensation decisions.
Compensation Committee and Compensation Practices
The Compensation Committee regularly reviews best practices related to executive compensation to ensure consistency with the Company’s compensation philosophy. Consistent with this philosophy and taking into account business results, the following executive compensation practices were in place for fiscal year 2023:
•total compensation levels for executives were generally not increased compared to fiscal year 2022;
•executives received modest perquisites; and
•historical share awards have generally been paid from treasury stock, subject to availability.
Executive Compensation Program and Philosophy
The intent of the Company’s executive compensation program is to attract and retain talent and to create incentives for and reward excellent performance. To that end, we seek to compensate our executives in a manner that:
•is competitive;
•rewards performance that creates shareholder value and recognizes individual contributions; and
•encourages longer-term value creation.
Each year, the Compensation Committee reviews the Company’s financial performance and evaluates each executive’s role in influencing such performance to determine if, and to what extent, each NEO’s individual contribution merited discretionary compensation. The Compensation Committee utilizes quantitative and qualitative factors, including the accomplishment of initiatives, attitude, and leadership, to assess performance, taking into account the financial condition of the Company and the contribution of the NEOs in the context of relevant conditions. Conditions may include many factors beyond the executive’s control, such as weather, commodity prices, and strategic opportunities.
Compensation Consultants
The Compensation Committee makes recommendations to the Board for all aspects of executive compensation, including the structure and design of the compensation program. The Compensation Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement. The Compensation Committee, from time to time, has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) as an independent consultant to advise the Compensation Committee with respect to the Company’s compensation program, and to perform various related studies and projects.
However, the Compensation Committee did not engage Semler Brossy to provide any advice on compensation matters with respect to executive officers during fiscal year 2023 as the compensation committee did not make any material changes to the executive compensation program since fiscal year 2022.
Pay Mix
As noted above, the Compensation Committee believes that a significant portion of each executive’s compensation opportunity should be composed of variable compensation and should be tied to value creation for shareholders. The Compensation Committee believes that this mix provides an appropriate balance between the fixed compensation required to attract and retain qualified individuals and the Compensation Committee’s goal of ensuring that executive compensation rewards performance that benefits shareholders over the long term.
Base Salaries
Base salaries for the Company’s NEOs are based on their scope of responsibilities, education and training levels, leadership abilities, performance and specialized skills. Determination of salaries is based on the Company’s financial performance, overall financial condition, individual performance, and the current competitive market environment, and may include a review of the Company’s peer group and other relevant data. Because the Compensation Committee wishes to incentivize executives with pay for performance, base salary levels of the Company are generally lower than the market median.
Annual Discretionary Cash Bonuses
The Company has an annual discretionary cash bonus program. The Compensation Committee works closely with the Chief Executive Officer and Chief Financial Officer to evaluate the Company’s financial performance and overall financial condition to determine whether or not discretionary bonuses are to be paid for the particular fiscal year.
When the Compensation Committee determines that the interests of the Company and its shareholders would be served by the payment of discretionary bonuses, the Compensation Committee considers the individual performance of each executive and his or her role in influencing Company performance and the financial condition of the Company. In the case of NEOs other than the CEO, these evaluations are based in part on input from the Company’s CEO regarding each executive’s performance. All Compensation Committee actions regarding the discretionary bonuses are subject to the review and approval of the Board.
Mr. Kiernan is also eligible to earn certain performance-based bonuses, as described in further detail in “Executive Compensation—Employment Agreements with Named Executive Officers” below.
Retirement Benefits
Executive officers are allowed to participate in the Company’s tax-qualified 401(k) and Profit Sharing Plan offered to all full-time employees. Under the plan, the Company matches each participating employee’s elected contribution to the plan with an employer contribution, but with such match not to exceed 4% of a participating employee’s eligible compensation. In addition to the mandatory matching contribution, annual discretionary contributions, based on a percentage of salary determined at the Boards’ sole discretion, may be contributed by the Company pursuant to the qualified profit-sharing portion of the plan. There were no such discretionary contributions authorized in fiscal years 2023, 2022 or 2021.
Health and Welfare Benefits, Perquisites, and Other Fringe Benefits
The Company’s executive officers receive health and insurance benefits, such as group medical and life insurance, under plans generally available to all salaried employees. Other fringe benefits consist of supplemental life insurance, Company-provided vehicles, and dividends paid on unvested stock where appropriate. The Company does not own a corporate jet or helicopter, nor does it pay for country club dues or other such perquisites.
Compensation Risk Assessment
From time to time, a comprehensive assessment is conducted to identify potential risks within the Company’s compensation program. The Company does not use highly leveraged short-term incentives that could encourage short-term, high-risk strategies at the expense of long-term performance and value. Furthermore, the Compensation Committee is involved in making compensation decisions that are consistent with the Company’s business strategy. The Company’s compensation program promotes consistent annual performance by including weighting variable compensation so that it rewards executives for favorable operating and financial performance.
Employment Agreements
The Company entered into an employment agreement and associated bonus agreement with Mr. Kiernan on April 1, 2022 and entered into an employment agreement with Mr. Heine on August 16, 2023. These employment and bonus agreements are intended to provide continuity and stability in the leadership of our organization. Mr. Kiernan’s employment and bonus agreements generally provide for an annual base salary (subject to a specified minimum), sign-on bonus, target annual cash bonuses based on different identified achievements, long term incentive cash bonuses based on different identified achievements, restricted share grants with vesting terms, grants of Company shares tied to long-term performance, severance upon a qualifying termination of employment, a termination bonus upon a Change in Control, and restrictive covenants. Mr. Heine’s employment agreement generally provides for an annual base salary (subject to specified minimums), target annual cash bonuses, restricted share grants with vesting terms, eligibility for grants of Company shares tied to long-term performance, severance upon a qualifying termination of employment, and restrictive covenants. The employment and bonus agreements are described in further detail in “Executive Compensation-Employment Agreements with Named Executive Officers” below.
Indemnification Agreements
The Company has entered into Indemnification Agreements with each of its named executive officers and directors (each, an “Indemnified Party”). Pursuant to the terms of the agreements, the Company agreed to indemnify each Indemnified Party to the fullest extent permitted by applicable law, against all expenses, judgments, and fines incurred in connection with any legal proceeding brought against an Indemnified Party by reason of the fact that he or she is or was an officer or director of the Company or by reason of any action taken by him or her while acting on behalf of the Company. The Company also agreed to maintain directors’ and officers’ liability insurance policies at existing coverage levels for as long as an Indemnified Party continues to serve as an officer or director of the Company and for a period of six years thereafter.
Stock Ownership Guidelines for CEO and Directors
The Company believes that its CEO should have a financially significant investment in the Company so that his or her interest and the interest of the Company’s shareholders are aligned. In furtherance of this goal, in January 2013, the Board adopted a CEO Stock Purchase Policy requiring the CEO to beneficially own shares in the Company with a value equal to the higher of the market value or the price at which the CEO acquired the stock that is equal to or greater than $250,000 or the lesser amount applicable to a phase-in period (the “Company CEO Target Stock Ownership Requirement”), determined as of the end of each fiscal year. During the phase-in period, the CEO who is phasing-in ownership must own, as of each measurement date (as described below) and at all times thereafter while he or she is the CEO of the Company, stock in the Company with a market value at least equal to or greater than the phase-in Company CEO Target Ownership Requirement as follows: The CEO must (i) have ownership of $50,000 in Company common stock, at the end of the fiscal year during which the CEO is hired (the “first measurement date”), (ii) have ownership of $150,000 in Company common stock at the end of the next fiscal year after the first measurement date, and (iii) have ownership of $250,000 in Company common stock at the end of the second fiscal year after the first measurement date. As Mr. Kiernan previously met the Company CEO Target Stock Ownership Requirement, he is currently subject to the fully phased-in requirement.
In 2005, the Board adopted, and the Company’s shareholders approved, a director stock purchase policy requiring that all directors own Alico common stock with a market value (or cost, if higher) that is equal to or greater than $200,000 or such lesser amount as is applicable to a phase-in period (the “Company Director Target Stock Ownership Requirement”). To provide directors serving on the Board as of the date of the adoption of this policy and new Directors who subsequently join the Board the opportunity to meet this requirement over a reasonable period of time, each such director has three years to achieve the overall Company Director Target Stock Ownership Requirement. If the director is elected to the Board at a time when there is less than four months remaining in the fiscal year, then the three-year period for overall compliance with the Company Director Target Stock Ownership Requirement would be extended until two years following the end of the next full fiscal year. The Company Director Target Stock Ownership Requirement is measured at the end of the phase-in period and annually thereafter at the end of each fiscal year. Throughout fiscal year 2023, all of our directors met the applicable Company Director Target Stock Ownership Requirement.
Incentive Stock Option Grants
Incentive stock option grants (“ISO Grants”) of 118,000 options to certain executive officers, officers and managers were granted on October 11, 2019. The option exercise price for these options was set at $33.96, the closing price on October 11, 2019. These ISO Grants were scheduled to vest as follows: (i) 25% of the options would vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeded $35.00; (ii) 25% of the options would vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeded $40.00; (iii) 25% of the options would vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeded $45.00; and (iv) 25% of the options would vest if the price of the Company’s common stock during a consecutive 20-trading day period exceeded $50.00. If the applicable stock price hurdles were not been achieved by (A) the date that is 18 months following the termination of employment, if the employment is terminated due to death or disability, (B) the date that is 12 months following the termination of employment, if the employment is terminated by the Company without cause, with good reason, or due to the retirement, or (C) the date of the termination of the employment for any other reason, then any unvested options would be forfeited. In addition, if the applicable stock price hurdles were not achieved by December 30, 2023, then any unvested options would be forfeited. The ISO Grants would also become vested to the extent that the applicable stock price hurdles were satisfied in connection with a change in control of the Company. During the fiscal year ended September 30, 2023, the stock did not trade above $40.00 per share for twenty consecutive days (the $35.00 per share threshold was met during fiscal year 2020 and thus 25% was previously vested); accordingly, no additional amounts of the ISO Grants had vested at September 30, 2023. Furthermore, the applicable stock price hurdles had not been achieved by December 30, 2023 and as a result the remaining unvested options were forfeited on such date.
Clawback Policy
We have adopted a policy for Recovery of Erroneously Awarded Compensation that complies with the new SEC and Nasdaq listing standards, and provides that the Company shall recover certain incentive-based compensation of our current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement.
Tax Impact on Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) places a $1 million limit on the amount of compensation the Company may deduct for tax purposes in any year with respect to each NEO, exclusive of certain legacy performance-based compensation that meets applicable requirements. However, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Code Section 162(m) for tax years commencing after December 31, 2017.

In particular, Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to anyone who has ever been the Company’s chief executive officer, chief financial officer or one of the three highest compensated officers in any fiscal year beginning after December 31, 2016 (i.e., a “covered employee”). For the Company’s fiscal year 2018 and prior taxable years, an exception to this deduction limit applied to “performance-based compensation,” such as stock options and other equity awards that satisfied certain criteria. Under the Tax Act, the performance-based pay exception to Code Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.
The Compensation Committee considers the deductibility of compensation when designing the Company’s executive compensation program; however, there can be no assurance that all compensation, if and when any is paid to any NEO, will ultimately prove to be deductible to the Company under the Code and applicable U.S. Treasury Regulations. Further, when considered warranted based on competitive or other factors, the Compensation Committee may decide to exceed the deductibility limit under Section 162(m) of the Code or to otherwise pay nondeductible compensation.

Executive Compensation
The following table provides information regarding the compensation of our NEOs for fiscal years 2023, 2022 and 2021. This table should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(c)	Bonus(d)	Stock Awards(e)	Non-Equity Incentive Plan Compensation(f)	All Other Compensation(i)	Total(j)
John E. Kiernan (1)	2023	$424,519	$90,000	$—	$294,660	$31,763	$840,943
President and Chief Executive Officer	2022	$386,308	$125,000	$778,050	$—	$52,725	$1,342,083
	2021	$360,000	$300,000	$103,505	$—	$32,622	$796,127

Brad Heine (2)	2023	$29,615	$5,000	$—	$—	$12,000	$46,615
Chief Financial Officer	2022	$—	$—	$—	$—	$—	$—
	2021	$—	$—	$—	$—	$—	$—

Danny Sutton (3)	2023	$288,747	$30,000	$—	$—	$24,732	$343,478
President of Citrus	2022	$292,713	$50,000	$25,026	$—	$25,741	$393,480
	2021	$275,000	$75,000	$20,649	$—	$25,638	$396,287

James Sampel (4)	2023	$225,760	$22,500	$—	$—	$20,034	$268,294
Chief Information Officer	2022	$228,860	$35,000	$17,525	$—	$20,371	$301,756
	2021	$215,000	$52,500	$15,009	$—	$20,026	$302,535

Perry Del Vecchio (5)	2023	$232,616	$—	$—	$—	$97,961	$330,576
Chief Financial Officer	2022	$12,923	$25,000	$25,025	$—	$374	$63,322
	2021	$—	$—	$—	$—	$—	$—

(1)Mr. Kiernan began serving as President and Chief Executive Officer on July 1, 2019. Prior to serving as President and Chief Executive Officer, Mr. Kiernan served as Senior Vice President and Chief Financial Officer.
(2)Mr. Heine began serving as a consultant on July 31, 2023, and as Chief Financial Officer on August 16, 2023.
(3)Mr. Sutton began serving as President and GM of Alico Citrus on November 1, 2017. Prior to serving as President and GM of Alico Citrus, Mr. Sutton served as Alico's Vice President of Citrus Operations.
(4)Mr. Sampel began serving as Chief Information Officer on December 31, 2015.
(5)Mr. Del Vecchio began serving as Chief Financial Officer on September 6, 2022 and continued in that capacity until his resignation on August 16, 2023.
Salary (Column (c))
The amounts reported in Column (c) represent base salaries paid to each of the NEOs for each of the last three completed fiscal years. In addition, the amount reported for Mr. Kiernan for fiscal year 2023 reflects the annual cash retainer paid to Mr. Kiernan for his service as a director in the amount of $75,000.

Bonuses (Column (d))
The amounts reported in Column (d) represent discretionary bonuses paid to each of the NEOs for the last three completed fiscal years (or fewer, as applicable), as indicated. Mr. Heine’s discretionary bonus for fiscal year 2023 was prorated to reflect his employment start date with us. In addition, as Mr. Del Vecchio resigned from his employment prior to the end of fiscal year 2023 he was not eligible to receive a discretionary bonus for such year.
Stock Grants (Column (e))
The amount reported in Column (e) represents the grant date value of shares granted under Restricted Stock Award Agreements entered into by the CEO and the Company and by certain of the NEOs. During fiscal year 2022, the CEO and the Company entered into Restricted Stock Award Agreements on October 15, 2021, April 1, 2022 and May 18, 2022. Mr. Sutton and Mr. Sampel and the Company entered into Restricted Stock Award Agreements on November 5, 2021, and Mr. Del Vecchio and the Company entered into a Restricted Stock Award Agreement on September 6, 2022.
Non-Equity Incentive Plan Compensation (Column (f))

The amount reported in this column reflects the long-term real estate bonus earned by Mr. Kiernan pursuant to the Kiernan Bonus Agreement. For further information, see “Executive Compensation—Employment Agreements with Named Executive Officers” below.

All Other Compensation (Column (i))
The amounts reported in Column (i) represent the aggregate dollar amount for each NEO for perquisites and other personal benefits and Company contributions to the Company’s 401(k) retirement plans. The following table shows and explains the specific amounts included in Column (i) of the Summary Compensation Table for fiscal year 2023. Under SEC rules, the Company is required to identify by type all perquisites and other personal benefits for an NEO if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For purposes of uniformity, all information regarding perquisites has been provided for each NEO, not just those meeting the $10,000 threshold.

Name	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement Plan	Insurance Premiums (2)	Consulting Fees (3)	Separation Payments (4)	Total
John E. Kiernan	$2,228	$11,400	$18,135	$—	$—	$31,763
Brad Heine	$—	$—	$—	$12,000	$—	$12,000
Danny Sutton	$2,068	$11,400	$11,264	$—	$—	$24,732
James Sampel	$1,550	$7,294	$11,190	$—	$—	$20,034
Perry Del Vecchio	$—	$6,905	$13,404	$—	$77,652	$97,961
(1)Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, including but not limited to, the amount of the dividends paid on unvested stock and the cost to the Company for Company cars used for commuting and other personal transportation.
(2)Represents applicable premiums paid on health and life insurance policies for each of the NEOs.
(3)Represents the amount of consulting fees paid to Mr. Heine pursuant to his consulting agreement with the Company. Mr. Heine began serving as a consultant on July 31, 2023, and as Chief Financial Officer on August 16, 2023.
(4)We entered into a separation and release of claims agreement with Mr. Del Vecchio in connection with his termination, pursuant to which Mr. Del Vecchio received a cash separation payment of $60,000 and accelerated vesting of 747 outstanding shares of restricted stock with a value of $17,652.

Total Compensation (Column (j))
The amounts reported in Column (j) are the sum of Columns (c) through (i) for each of the NEOs. All compensation amounts reported in Column (j) include amounts actually paid or awarded; there were no amounts of compensation deferred and thus the Column (j) totals include no deferrals.

Grants of Plan-Based Awards in Fiscal Year 2023

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John E. Kiernan	4/1/2022 ABP	110,000(1)	320,000(1)	330,000(1)	—	—	—	—	—
	4/1/2022 LTIP	200,000(2)	600,000(2)	1,000,000(2)	—	—	—	—	—
(1)These amounts represent the sum of (i) the potential performance-based annual cash incentive awards payable for performance during fiscal year 2023 under the Kiernan Bonus Agreement, with the respective amounts based on the extent to which the adjusted EBITDA threshold (based on the Company’s budgeted target for adjusted EBITDA) and the return on invested capital threshold (based on 100% of Six Year Olympic Average of Return on Invested Capital as the target) are achieved and (ii) for the target amount, the potential discretionary bonus of $100,000. For fiscal year 2023, a discretionary bonus of $90,000 was awarded.
(2)These amounts represent the potential performance-based cash incentive awards payable for performance measured over a long-term period of October 1, 2021 through and including September 30, 2024, under the Kiernan Bonus Agreement, with the respective amounts based on (i) the extent to which certain specified dollar amounts of cumulative operating cash flow for the long-term period are achieved and (ii) the extent to which certain specified dollar amounts of cumulative return of capital for the long-term period are achieved. Although the Kiernan Bonus Agreement also contemplates the potential for additional long-term real-estate incentive awards based a percentage of net sales proceeds from the approved sales of Alico ranch acreage which percentage (i.e., a percentage of between 0.6% and 1.1%) is in turn based on the gross sales price per acre in each respective sale, no amounts are included in the table as the Company does not believe, given the uncertainty as to if and when any such sales may occur, it can reasonably determine a meaningful estimate of such additional long-term bonus amount. For fiscal year 2023, Mr. Kiernan earned a long-term real estate bonus of $294,660.

Employment Agreements with Named Executive Officers
John E. Kiernan
On May 15, 2023 (the “Effective Date”), the Company entered into the Kiernan Letter Agreement, which amended certain terms of Mr. Kiernan’s compensation arrangements, including the Kiernan Employment Agreement and the Kiernan Bonus Agreement (each as defined below).
On April 1, 2022 (the “Effective Date”), the Company entered into an amended and restated employment agreement with John E. Kiernan, dated as of April 1, 2022 (the “Kiernan Employment Agreement”). At the same time, on the Effective Date, the Company and Mr. Kiernan entered into an annual performance and long term bonus agreement (the “Kiernan Bonus Agreement”). Pursuant to the Kiernan Employment Agreement, Mr. Kiernan will remain President and Chief Executive Officer of the Company, for a term commencing on the Effective Date and ending on September 30, 2024, subject to extension and termination pursuant to the provisions of the Kiernan Employment Agreement. The Kiernan Bonus Agreement sets forth the terms under which Mr. Kiernan would be eligible and entitled to short-term and long-term incentive cash and equity bonuses.
Under the Kiernan Employment Agreement, Mr. Kiernan’s annual base salary is to be at an annual rate of not less than the following respective amounts (the “Kiernan Annual Base Salary”):

Period of Employment	Annual Salary Rate
Effective Date through September 30, 2022	$400,000
October 1, 2022 through September 30, 2023	$425,000
October 1, 2023 through September 30, 2024	$450,000

Within 30 days after the Effective Date, Mr. Kiernan also received a signing bonus of $25,000.
Under the Kiernan Employment Agreement, Mr. Kiernan also (i) is eligible for and entitled to short-term and long-term incentive cash bonuses in accordance with the terms and provisions of the Kiernan Bonus Agreement; (ii) may be awarded, under the Company’s Stock Incentive Plan of 2015, or any successor or other incentive plan adopted by the Company from time to time, restricted shares in accordance with the terms and provisions of the Kiernan Bonus Agreement; (iii) may be eligible to otherwise participate in the Company’s Stock Incentive Plan of 2015, or any successor or other incentive plan adopted by the Company from time to time; (iv) is eligible to (A) participate in the employee benefit plans, policies, programs, practices and arrangements that the Company provides to its executives generally from time to time, and (B) receive perquisites on a basis no less favorable than as provided by the Company from time to time to other senior executives of the Company; and (v) may be entitled to certain severance payments.
Under the terms of the Kiernan Employment Agreement, if the Company terminates Mr. Kiernan’s employment without “Cause” or if, following a “Change in Control” of the Company, Mr. Kiernan resigns for “Good Reason” (each as defined in the Kiernan Employment Agreement), then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the Kiernan Employment Agreement, an amount equal to 150% of his base salary for the most recently completed fiscal year.
The Kiernan Employment Agreement also includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a nondisparagement covenant, and 12-month post-termination noncompetition and customer and employee nonsolicitation covenants.
Under the terms of the Kiernan Bonus Agreement, as amended by the Kiernan Letter Agreement, Mr. Kiernan is eligible to earn a long term cash flow bonus, long term return of capital bonus, and long term real estate bonus (collectively, the “Kiernan Long Term Retention Bonus”), and with respect to the period beginning October 1, 2021, through September 30, 2024 (the “Kiernan Long Term Period”) in accordance with the specific performance metrics set forth in the Kiernan Bonus Agreement. Fifty percent of the Kiernan Long Term Retention Bonus shall be earned on January 1, 2025, so long as Mr. Kiernan is continuously employed by the Company or its affiliates from the Effective Date through such date, and the remaining fifty percent of the Kiernan Long Term Retention Bonus shall be earned on January 1, 2026, so long as Mr. Kiernan is continuously employed by the Company or its affiliates from the Effective Date through such date; provided, that, with respect to any long term real estate bonus earned by Mr. Kiernan, such bonus will be paid within sixty days following the end of the fiscal year in which such bonus is earned (but in no event later than the December 31 of the calendar year in which such bonus is earned). Notwithstanding the foregoing, if a Change in Control (as defined in the Kiernan Bonus Agreement) occurs (i) on or after September 30, 2024, but prior to payment of the Kiernan Long Term Retention Bonus, then Mr. Kiernan would be entitled to receive the entire Kiernan Long Term Retention Bonus; or (ii) after the Effective Date but prior to September 30, 2024, then Mr. Kiernan would be entitled to receive a pro-rata portion of the Kiernan Long Term Retention Bonus.
Under the terms of the Kiernan Bonus Agreement, Mr. Kiernan is also eligible to earn a transaction bonus upon a Change in Control that occurs during the Kiernan Long Term Period so long as he remains continuously employed by the Company or its affiliates through the closing of such Change in Control, with the amount of such transaction bonus based on the sale price and market capitalization, all as set forth in the Kiernan Bonus Agreement.
In addition, under the terms of the Kiernan Bonus Agreement, for each fiscal year of his employment, beginning with the fiscal year ending September 30, 2022, Mr. Kiernan is eligible to earn or be awarded an annual adjusted EBITDA performance bonus, an annual ROI performance bonus, and an annual discretionary performance bonus, so long as Mr. Kiernan is continuously employed from the Effective Date through the last day of the applicable fiscal year. The performance targets shall be determined by the Company from time to time, with the initial year’s performance targets being as set forth in the Kiernan Bonus Agreement.
Under the terms of the Kiernan Bonus Agreement, if at any time during the Kiernan Long Term Period the average 30-day closing per share price of the Company’s Common Stock exceeds the applicable price per share thresholds below, Mr. Kiernan will be granted the corresponding number of shares of restricted stock pursuant to an award agreement in accordance with the Company’s Stock Incentive Plan of 2015. Except to the extent of any acceleration or forfeiture otherwise set forth in the respective award agreement, one-half of the restricted shares granted to Mr. Kiernan and held by him as of the end of the Kiernan Long Term Period shall vest on January 1, 2025, and the remaining one-half of restricted shares granted to Mr. Kiernan and held by him as of the end of the Long Term Period shall vest on January 1, 2026, in each case subject to a Termination of Service (as defined in the respective award agreement) not having occurred as of or prior to the applicable vesting date. The restricted shares will also fully vest upon a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by Mr. Kiernan for Good Reason (each as defined in the respective award agreement).

Price Per Share Threshold	Number of Shares Granted
$35 per share	5,000 restricted shares
$40 per share	12,500 restricted shares
$45 per share	20,500 restricted shares

In addition, pursuant to the Kiernan Letter Agreement, in the event the Company receives any federal relief proceeds relating to a hurricane or other natural disaster event during the one-year period following Mr. Kiernan’s termination of employment for any reason other than for “Cause” which would have increased the amount of any bonus earned and paid or payable to Mr. Kiernan under the Kiernan Bonus Agreement had the amount of such federal relief proceeds been factored into the applicable performance measures used to calculate such bonus, Mr. Kiernan will be entitled to a cash payment equal to the difference between the amount of the bonus that was previously paid (or earned and payable) to him and the amount that would have been paid had such federal relief proceeds been factored into the applicable performance measures used to calculate such bonus, as determined by the Board in its discretion.
Bradley Heine
On August 16, 2023, the Company entered into an employment agreement (the “Heine Employment Agreement”) with Bradley Heine relating to Mr. Heine’s employment as the Company’s Chief Financial Officer for an initial term through September 30, 2025, following which the agreement will automatically renew for successive one-year periods unless either party provides sixty days’ prior written notice of non-renewal. The Heine Employment Agreement provides for an annual base salary of $275,000 (subject to increases from time to time as determined by the Company). Mr. Heine is also eligible for an annual incentive compensation award with an annual target opportunity in an amount equal to 40% of his annual base salary.
The Heine Employment Agreement includes various restrictive covenants in favor of the Company, including a confidentiality covenant, a non-disparagement covenant, and 12-month post-termination noncompetition and customer and employee non-solicitation covenants.
The Heine Employment Agreement superseded the consulting agreement entered into by the Company and Mr. Heine effective July 31, 2023, pursuant to which Mr. Heine had been engaged as a consultant to provide advice to the Company on corporate strategy and financial analysis matters. Pursuant to this consulting agreement, Mr. Heine was to be paid a fee of $5,000 per week for his services.
Danny Sutton
On November 15, 2017, the Company entered into an employment offer letter (the “Sutton Offer Letter”) with Mr. Sutton primarily addressing his compensation. The Sutton Offer Letter provided for Mr. Sutton to receive an initial annual base salary $225,000 (currently $288,747) and to be eligible for discretionary annual performance bonuses of up to 40% of his annual salary. Mr. Sutton’s employment with the Company is at-will.
The Sutton Offer Letter also provides that, if Mr. Sutton’s employment is terminated by the Company without “cause,” then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Sutton will be entitled to (i) cash severance, payable in weekly installments, in an amount equal to 26 weeks of the annual base salary if such termination occurs prior to December 31, 2019; (ii) cash severance, payable in weekly installments, in an amount equal to 52 weeks of the annual base salary if such termination occurs prior to December 31, 2020, but subsequent to December 31, 2019; and (iii) cash severance, payable in weekly installments, in an amount equal to 78 weeks of the annual base salary if such termination occurs subsequent to December 31, 2020.
Perry Del Vecchio
On September 6, 2022, the Company entered into an employment agreement (the “Del Vecchio Employment Agreement”) with Perry Del Vecchio relating to Mr. Del Vecchio’s employment as the Company’s Chief Financial Officer. The Del Vecchio Employment Agreement provided for an annual base salary of $240,000 (subject to increases from time to time as determined by the Company). Mr. Del Vecchio was eligible for (i) a $25,000 sign-on bonus; (ii) and initial Equity award of 747 restricted shares of the Company’s common stock (the “Sign on Grant”); and (iii) for each fiscal year of the Company (beginning in the 2023 fiscal year), an annual incentive compensation award with an annual target opportunity in an amount equal to 40% of his particular fiscal year’s annual base salary.
The Del Vecchio Employment Agreement also provided that, if Mr. Del Vecchio’s employment is terminated by the Company without “cause” or Mr. Del Vecchio resigned with “good reason” (as each such term is defined in the Del Vecchio Employment Agreement), then, subject to his execution, delivery, and non-revocation of a general release of claims in favor of the Company, Mr. Del Vecchio would have been entitled to (i) cash severance in an amount equal an amount equal to 25% of his base salary if such separation from service is incurred on or prior to September 30, 2023, or an amount equal to 50% of his base salary if such separation from service is incurred after September 30, 2023; (ii) the Sign-On Grant will also vest fully and immediately upon such a termination; (iii) the Accrued Obligations (as defined in the Del Vecchio Employment Agreement) in a cash lump sum within 30 days after the date of termination; (iv) any rights or payments that are vested benefits or that Mr. Del Vecchio was otherwise entitled to receive at or subsequent to the date of termination under any employee benefit plan or any other contract or agreement with the Company; and (iv) any Annual Bonus (as defined in the Del Vecchio Employment Agreement) that had been earned but not paid as of the date of termination.
The Del Vecchio Employment Agreement included various restrictive covenants in favor of the Company, including a confidentiality covenant, a non-disparagement covenant, and 12-month post-termination noncompetition and customer and employee non-solicitation covenants.

Mr. Del Vecchio resigned as the Company’s Chief Financial Officer on August 16, 2023 and his employment terminated with the Company on September 1, 2023. In consideration for his provision of transition services through his employment termination date to ensure an orderly transition of his duties to Mr. Heine, Mr. Del Vecchio received a lump sum payment of $60,000, and the 747 restricted shares of Company common stock granted to Mr. Del Vecchio as a sign-on grant fully accelerated on the date of his termination, subject to Mr. Del Vecchio’s execution of a release of claims.
Outstanding Equity Awards at Fiscal Year End 2023
The following table shows the number of exercisable and unexercisable stock options and stock grants held by our named executive officers at September 30, 2023.

		Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John E. Kiernan	9/7/2018	22,500	—	—	33.60	12/31/2026	—	—	—	—
	4/1/2022	—	—	—	—	—	5,000(1)	124,800	—	—
	5/18/2022	—	—	—	—	—	12,500(1)	312,000	—	—

Danny Sutton	10/11/2019	8,000	—	—	33.96	12/31/2026	—	—	—	—

(1)One-half of the restricted shares are scheduled to vest on January 1, 2025, subject to there being no termination of service for Mr. Kiernan having occurred, and the remaining shares are schedule to vest on January 1, 2026, in each case subject to no termination of service for Mr. Kiernan having occurred as of or prior to the vesting date. If, prior to the vesting date, such a termination of service occurs (i) without Cause; (ii) following a Change in Control, due to resignation for Good Reason; (iii) due to death; or (iv) due to Disability (as such terms are defined in the restricted stock awards), then any unvested restricted shares shall fully vest. If such a termination of service occurs for any other reason, then any unvested restricted shares would be forfeited.
(2)Based on the closing trading price of our common stock on September 30, 2023 of $24.96.

Option Exercises and Stock Vested in Fiscal Year 2023

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John E. Kiernan	—	$—	—	$—

Perry Del Vecchio	—	$—	747	$17,652

Danny Sutton	—	$—	674	$16,088

James Sampel	—	$—	472	$11,267

Pension Benefits
Nonqualified Deferred Compensation
None of our NEOs participate in any nonqualified defined contribution plan.
Potential Payments upon Termination or Change of Control
John E. Kiernan
Under the terms of the Kiernan Employment Agreement, if the Company terminates Mr. Kiernan’s employment without “Cause” or if, following a “Change in Control” of the Company, Mr. Kiernan resigns for “Good Reason” (each as defined in the Kiernan Employment Agreement), then Mr. Kiernan will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims and subject to his compliance with the restrictive covenants set forth in the Kiernan Employment Agreement, an amount equal to 150% of his base salary for the most recently completed fiscal year, paid in equal installments for the 18-month period following the Date of Termination (as defined in the Kiernan Employment Agreement). In addition, during the 18-month period following the Date of Termination, the Company will provide to Mr. Kiernan the same health care benefit coverage being made available to similarly situated active Company employees (at no cost to Mr. Kiernan in excess of the employee premium cost applicable to similarly situation active Company employees).
If a Change in Control (as defined in the Kiernan Bonus Agreement) occurs (i) on or after September 30, 2024, but prior to payment of the Kiernan Long Term Retention Bonus, then Mr. Kiernan would be entitled to receive the entire Kiernan Long Term Retention Bonus, or (ii) after the Effective Date but prior to September 30, 2024, then Mr. Kiernan would be entitled to receive a pro-rata portion of the Kiernan Long Term Retention Bonus.
Under the terms of the Kiernan Bonus Agreement, Mr. Kiernan is also eligible to earn a transaction bonus upon a Change in Control that occurs during the Kiernan Long Term Period so long as he remains continuously employed by the Company or its affiliates through the closing of such Change in Control. The amount of the transaction bonus is a percentage of the market capitalization associated with the Change of Control transaction, which is determined by multiplying the number of issued and outstanding shares by the sales price per share in the Change of Control transaction. The percentage that is applied to determine the transaction bonus is dependent on the dollar amount of the sales price per share, with the percentage applied being higher if the sales price per share is higher. The following table sets forth the respective percentages:

Sale Price Per Share	Percentage Applied
>$35 and <$40	0.25%
≥$40 and <$45	0.50%
≥$45 and <$50	0.75%
≥$50 and <$55	1.00%
≥$55	1.25%
The restricted shares granted in connection with the Kiernan Bonus Agreement will also fully vest upon a Termination of Service by the Company without Cause or, following a Change in Control, due to a resignation by Mr. Kiernan for Good Reason (each as defined in the respective award agreement).
Danny Sutton
The Sutton Offer Letter provides that, if the Company terminates Mr. Sutton’s employment without “cause,” including following a change of control of the Company, then Mr. Sutton will be entitled to receive, subject to his execution, delivery, and non-revocation of a release of claims, (i) cash severance, payable in weekly installments, in an amount equal to 26 weeks of the annual base salary if such termination occurs prior to December 31, 2019, (ii) cash severance, payable in weekly installments, in an amount equal to 52 weeks of the annual base salary if such termination occurs prior to December 31, 2020, but subsequent to December 31, 2019, and (iii) cash severance, payable in weekly installments, in an amount equal to 78 weeks of the annual base salary if such termination occurs subsequent to December 31, 2020 or at any time after a change of control.
The following table sets forth estimates of the amounts payable to each of the NEOs under their respective employment agreements, assuming a change of control occurred on September 30, 2023 or the NEO experienced a qualifying termination of employment under his agreement on September 30, 2023.

2015 Stock Plan
Pursuant to the Company’s 2015 Stock Plan, upon the occurrence of a “Change in Control” (as defined in the 2015 Stock Plan), all outstanding time-based equity awards will accelerate and vest unless otherwise provided in the applicable award agreement and all outstanding performance-based equity awards which are not replaced in connection with the transaction will deemed to be earned and vest on a pro rata basis, with performance achievement determined based on the greater of target and actual performance.

Named Executive Officer	Termination Without Cause prior to Change -in-Control (1) (2)	Termination of Employment for Death or Disability (2)	Change -in-Control (3)	Termination Without Cause or Resignation for Good Reason Following a Change-in- Control (4)
John E. Kiernan	$1,396,163	$731,460	$731,460	$1,396,163
Danny Sutton	$433,121	$—	$—	$433,121
(1)Severance amounts in this table would be payable over 18 months for Mr. Kiernan and Mr. Sutton.
(2)Represents the value of unvested equity awards held by Mr. Kiernan on September 30, 2023 that would be subject to accelerated vesting, based on the closing trading price of our common stock as of September 30, 2023 of $24.96. In addition, represents the Long-term Real Estate Bonus payable to Mr. Kiernan, which is earned based on the closing of certain approved acreage sales throughout the performance period and paid annually.

(3)Represents the Long-term Real Estate Bonus payable to Mr. Kiernan pursuant to the Kiernan Bonus Agreement and the value of unvested equity awards held by Mr. Kiernan on September 30, 2023 that would be subject to accelerated vesting, based on the closing trading price of our common stock as of September 30, 2023 of $24.96. Mr. Kiernan would not be eligible to receive any other portion of his long-term retention bonus under the Kiernan Bonus Agreement. Based on the Company’s closing trading price of our common stock of $24.96 on September 30, 2023, Mr. Kiernan also would not be entitled to a transaction bonus under the Kiernan Bonus Agreement.
(4)For Mr. Kiernan, represents (i) the severance amounts payable to him under the Kiernan Employment Agreement, (ii) the Long-term Real Estate Bonus payable to Mr. Kiernan pursuant to the Kiernan Bonus Agreement and (iii) the value of unvested equity awards held by Mr. Kiernan on September 30, 2023 that would be subject to accelerated vesting, based on the closing trading price of our common stock as of September 30, 2023 of $24.96. Mr. Kiernan would not be eligible to receive any other portion of his long-term retention bonus under the Kiernan Bonus Agreement and based on the Company’s closing trading price of our common stock of $24.96 on September 30, 2023, Mr. Kiernan also would not be entitled to a transaction bonus under the Kiernan Bonus Agreement. For Mr. Sutton, represents the severance amounts payable to him under the Sutton Offer Letter.

CEO Compensation Pay Ratio
In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the CEO. We believe that executive pay should be internally consistent and equitable to motivate our employees to create shareholder value. The annual total compensation for fiscal year 2023 for Mr. Kiernan, our current President and CEO, was $840,943 as reported under the heading “Summary Compensation Table”. Our median employee’s total compensation for fiscal year 2023 was $50,753. As a result, we estimate that Mr. Kiernan’s fiscal year 2023 total compensation was approximately 17 times that of our median employee.
Our CEO-to-median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining fiscal year 2023 total compensation consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards during fiscal year 2023) and other incentive payments for all full-time, part-time, seasonal and hourly employees who were employed by the Company on September 30, 2023, other than our CEO. After identifying the median employee based on fiscal year 2023 total compensation, we calculated annual total compensation for such median employee using the same methodology we use for our named executive officers as set forth in the “Total” column in the Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended September 30, 2023, 2022 and 2021, and our financial performance for each such fiscal year:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income ($) (in 000s)	Adjusted EBITDA (in 000s) (3)
2023	$840,943	$783,543	$247,241	$244,996	$97	$325	$1,658	$(16,055)
2022	$1,342,083	$1,135,994	$259,046	$207,388	$109	$281	$11,886	$13,406
2021	$796,127	$686,042	$364,207	$356,563	$125	$222	$34,820	$25,267
________________________
(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	John E. Kiernan	Brad Heine, Perry Del Vecchio, Danny Sutton, James Sampel
2022	John E. Kiernan	Danny Sutton, James Sampel, Perry Del Vecchio, Rich Rallo
2021	John E. Kiernan	Danny Sutton, James Sampel, Rich Rallo

Compensation actually paid to our PEO represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2023	$840,943	$—	$(57,400)	$783,543
2022	$1,342,083	$(778,050)	$571,961	$1,135,994
2021	$796,127	$(103,505)	$(6,580)	$686,042

(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value adjustments have been made using the stock price and performance achievement as of the date of measurement; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The amounts deducted or added in calculating the equity award adjustments for our PEO for each applicable year are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2023	$—	$(57,400)	$—	$—	$—	$(57,400)
2022	$494,200	$—	$92,575	$9,985	$(24,799)	$571,961
2021	$122,545	$(129,125)	$—	$—	$—	$(6,580)

Average Compensation actually paid to our non-PEO NEOs represents the average amount of “Compensation Actually Paid” to such NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to average total compensation for the NEOs as a group for each year to determine the compensation actually paid that reflect stock price changes and changes in performance achievement, using the same methodology described above in Note (b):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$247,241	$—	$(2,245)	$244,996
2022	$259,046	$(23,150)	$(28,508)	$207,388
2021	$364,207	$(17,853)	$10,209	$356,563

(a) The grant date fair value of equity awards represents the total of the average of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$—	$—	$—	$(2,113)	$(132)	$—	$(2,245)
2022	$13,365	$(43,165)	$—	$1,292	$—	$—	$(28,508)
2021	$21,137	$(10,928)	$—	$—	$—	$—	$10,209

The fair values of restricted stock awards and stock options included in the Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards for grant date fair value purposes. Restricted stock fair values are based on our stock price at the respective measurement dates. Performance stock option fair values are valued using a Monte Carlo simulation which utilizes multiple input variables including historical volatility, dividend yield and risk-free rate in order to estimate the probability of satisfying the performance objectives established for the applicable award. For information on the inputs to our Monte-Carlo simulations, see Note 9. Common Stock and Options to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2020.
Restricted Stock:

Valuation Date	9/30/2020	9/30/2021	1/1/2022	9/30/2022	1/1/2023	9/30/2023
Stock Price	$28.62	$34.24	$37.03	$28.24	$23.87	$24.96

Performance Option Valuations:

Valuation Date	9/30/2020	9/30/2021	9/30/2022
Stock Price	$28.62	$34.24	$28.24
Historical Volatility	34.80%	33.62%	35.76%
Risk-free Rate	0.40%	1.03%	4.04%
Dividend Yield	1.16%	5.52%	5.88%
(2)For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Peer Group (as defined below). Although the Company is a smaller reporting company and not required to provide the performance graph under Regulation S-K Item 201(e) in its Annual Report on Form 10-K for the year ended September 30, 2023, the Company has selected Forestar Group, Inc., Limoneira Company, The St. Joe Company, Tejon Ranch Co. and Texas Pacific Land Trust as its peer group (the “Peer Group”) in accordance with the requirements of Item 201(e).
(3)Adjusted EBITDA is a non-GAAP measure. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA, in each case, for the fiscal years ended September 30, 2023, 2022 and 2021.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended September 30, 2023:

•Adjusted EBITDA;
•Return on Investment; and
•Stock Price.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our common stock as of December 29, 2023, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director; (iii) each named executive officer (“NEO”); and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the persons listed in this table have sole voting and dispositive power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Unless otherwise specified in the notes to this table, the address for each person is: Alico, Inc., 10070 Daniels Interstate Ct., Suite 200, Fort Myers, FL 33913.

	Shares Beneficially Owned (1)
	Number of Shares Beneficially Ownership Owned	Percentage of Shares Beneficially Owned
5% or Greater Shareholders
Thomas A. Satterfield Jr. (2)	519,810	6.8%
Brian J. Higgins (3)	514,287	6.8%
Dimensional Fund Advisors LP (4)	436,970	5.7%
BlackRock, Inc. (5)	414,322	5.4%
Clayton G. Wilson/Rio Verde Ventures, LLC (6)	405,052	5.3%
Directors and Named Executive Officers
George R. Brokaw	263,182	3.5%
Katherine R. English	8,354	*
Benjamin D. Fishman	7,988	*
W. Andrew Krusen, Jr. (7)	77,111	1.0%
Toby Purse	14,101	*
Adam H. Putnam	9,490	*
Henry R. Slack (8)	159,258	2.1%
John E. Kiernan (9)	59,079	*
Bradley Heine	—	*
Danny Sutton (10)	9,488	*
James Sampel	991	*
Perry Del Vecchio	—	*

All Current Executive Officers and Directors as a group (11 persons) (11)	609,042	8.0%

* Less than 1%.
(1)Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting and/or dispositive power with respect to such shares. The Percent of Class of shares owned has been calculated based on the denominator, which in each case uses the respective sum of 7,616,081 shares, (which represents the number of shares outstanding on December 29, 2023) and the number of vested stock options held by the respective named individual or group.
(2)Based solely on a Schedule 13G/A filed on February 10, 2023. Thomas A. Satterfield, Jr. is the beneficial owner of 519,810 shares of common stock, with Mr. Satterfield having sole voting and dispositive power over 35,000 shares and shared voting and dispositive power over 484,810 shares. 5,000 shares are held jointly with Rebecca S. Satterfield, Mr. Satterfield’s spouse; 60,000 shares are held by Tomsat Investment

& Trading Co., Inc., a corporation of which he serves as President; 190,000 shares are held by Caldwell Mill Opportunity Fund, LLC which fund is managed by an entity of which Mr. Satterfield owns a 50% interest and serves as Chief Investment Manager; and 135,000 shares are held by A.G. Family L.P., a partnership managed by a general partner controlled by Mr. Satterfield. In addition, Mr. Satterfield has limited powers of attorney for voting and disposition purposes with respect to shares held by 18 others, aggregating 94,810 shares. Mr. Satterfield’s address of record is 15 Colley Cove Drive, Gulf Breeze, Florida 32561.
(3)Based solely on a Schedule 13G filed on November 15, 2019. Mr. Higgins is the beneficial owner of 514,287 shares of common stock directly owned by 208 Florida Holdings, LLC, of which Mr. Higgins is the sole member. Mr. Higgins has sole voting and dispositive power over such shares. Mr. Higgin’s address of record is 299 Park Avenue, 40th Floor, New York, NY 10171.
(4)Based solely on a Schedule 13G filed on February 10, 2023. Represents an aggregate of 436,970 shares of common stock beneficially owned by Dimensional Fund Advisors LP in its capacity as investment adviser on behalf of its clients. Dimensional Fund Advisors LP has sole voting power over 426,270 shares and sole dispositive power over 436,970 shares. The address of record of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(5)Based solely on a Schedule 13G filed on February 7, 2023. BlackRock, Inc. has sole voting power over 407,325 shares of common stock and sole dispositive power over 414,322 shares of common. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)Based solely on a Schedule 13G filed on November 22, 2019. Consists of (i) 60,909 shares of common stock owned by Clayton G. Wilson and 344,143 shares owned by Rio Verde Ventures, LLC, a Florida limited liability company, of which Mr. Wilson is the sole member (collectively with Mr. Wilson the “Wilson Group”). Mr. Wilson has sole voting and dispositive power over such shares. The Wilson Group’s address of record is 21299 US Highway 27, Lake Wales, Florida 33859.
(7)Includes 40,000 shares of common stock held by WIT Ventures, LTD ("WIT"). Dominion Financial Group, Inc. ("DFG") is the managing general partner of WIT. Mr. Krusen is the Non-Executive Chairman of DFG and a DFG shareholder. Mr. Krusen has no investment authority at WIT or DFG and disclaims beneficial ownership of the shares held by WIT except to the extent of his pecuniary interest therein.
(8)Includes (i) 128,571 shares of common stock held by Rinyami, LLC (“Rinyami”), (ii) 1,820 shares of common stock held by Montac Trust (“Montac”) and (iii) 1,000 shares held by two family trusts (the “Family Trusts”). Mr. Slack is the Managing Member of Rinyami and has voting and dispositive power over shares held by Rinyami. Mr. Slack is a beneficiary of Montac and certain of Mr. Slack’s family members are beneficiaries of the Family Trusts. Mr. Slack disclaims beneficial ownership of the shares held by Rinyami, Montac and the Family Trusts except to the extent of his pecuniary interest therein.
(9)Consists of (i) 36,579 shares of common stock and (ii) 22,500 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of December 29, 2023.
(10)Consists of (i) 1,488 shares of common stock and (ii) 8,000 shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of December 29, 2023
(11)Consists of (i) 578,542 shares of common stock and (ii) 30,500 shares of common stock subject to options that are or will be exercisable within 60 days of December 29, 2023.

Certain Relationships and Related Party Transactions
The Company may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. All such transactions are subject to approval or ratification in accordance with a written related person transaction policy adopted by the Board. This policy defines a “related person” as: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) any immediate family member of any of the foregoing persons, and any person (other than domestic employees or tenant) sharing the household of such person; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. This policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which (1) the Company was, is or will be a participant, (2) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; and (3) any related person had, has or will have a direct or indirect material interest.
Under the Company’s policy, all related person transactions are to be approved by the Audit Committee or an ad hoc subcommittee composed of independent directors (including at least one audit committee financial expert) in certain circumstances. In reviewing related person transactions, the Audit Committee or ad hoc subcommittee will consider all relevant material facts and circumstances available to it, including the benefits of the transaction to the Company, the nature and extent of the related person interest, the impact on any interested director’s independence and judgment to act in the best interests of the Company and whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under similar circumstances.
Related Party Transactions
On January 1, 2022, Mr. Kiernan, the Company’s President and CEO, entered into a Hunting Lease Agreement and Real Estate Purchase and Sale Option Agreement, with the Company (the “Kiernan Lease Agreement”). Under the Kiernan Lease Agreement, the Company was leasing what was originally estimated to be approximately 93 acres of Company owned, largely unimproved land (the “Land”) to Mr. Kiernan for a three-year term commencing on January 1, 2022, and ending on January 1, 2025, and with a yearly rent of $1,860.00. Additionally, under the terms of the Kiernan Lease Agreement, the Company had granted to Mr. Kiernan an option to purchase the Land from the Company, exercisable only during the one-year period January 1, 2022 through January 1, 2023, and at a price of $480,000 ($5,161 per acre), which price was based on an independent appraisal obtained by the Company and dated as of November 11, 2021. On August 26, 2022, Mr. Kiernan exercised his option to purchase the land. Pursuant to exercise of the option, the Company sold what turned out to be a parcel of approximately 85 acres to Mr. Kiernan on October 20, 2022, for approximately $438,900 ($5,161 per acre). The Kiernan Lease Agreement (including the grant of the option to purchase) was approved in accordance with the Company’s related person transaction policy by an ad hoc subcommittee comprised of all independent directors (including at least one audit committee financial expert) after considering all relevant material facts and circumstances and after determining, based on such facts and circumstances, that the terms of the Kiernan Lease Agreement (including the grant of the option to purchase) were comparable to terms the Company could have obtained in arm’s-length dealings with unrelated third parties.
Additionally, the following related person transactions are pre-approved under the Company’s related person transaction policy, subject to certain limitations: (1) employment of executive officers if compensation is required to be reported in the Company’s Annual Report on Form 10-K or proxy statement or if the officer is not an immediate family member of a related person and the compensation was approved or recommended for approval by the Compensation Committee; (2) director compensation or reimbursement and reimbursement of expenses in connection with such service if consistent with a Board-approved compensation of reimbursement policy; (3) reimbursement of employee expenses if consistent with a Board-approved reimbursement policy; (4) transactions where the related person’s interest arises solely from owning common stock of the Company and all common stock holders receive the same benefit on a pro rata basis; (5) transactions available to all Company employees generally; (6) charitable contributions, grants or endowments to an organization where the related person is an employee or director (but not an executive officer) if the aggregate amount does not exceed the lesser of $200,000 or 2% of the organization’s total annual receipts, expenditure or assets; and (7) transactions previously approved by the Audit Committee prior to the adoption of the policy.

OTHER MATTERS
The Board is aware of no other matter that will be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

SHAREHOLDERS’ PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Corporate Secretary, Mary Molina, at our offices at 10070 Daniels Interstate Court, Suite 200, Fort Myers, FL 33913 in writing not later than September 14, 2024.
Shareholders intending to present a proposal at the 2025 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the shareholder of record of their intent to present such proposal or nomination not earlier than the 150th day and not later than the 120th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than September 26, 2024 and no later than October 26, 2024. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after February 23, 2025, then our Secretary must receive such written notice not later than the close of business on the 120th day prior to the 2025 Annual Meeting or, if later, the close of business on 10th day following the day on which public disclosure of the date of such meeting is first made by us. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

SOLICITATION OF PROXIES
The accompanying proxy is solicited by and on behalf of our Board, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
In connection with our solicitation of proxies for our 2025 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

ALICO’S ANNUAL REPORT ON FORM 10-K

A copy of Alico’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on December 29, 2023 without charge upon written request addressed to:

Alico, Inc.
10070 Daniels Interstate Court
Suite 200
Fort Myers, FL 33913
Attention: Mary Molina, Corporate Secretary
A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 at www.alicoinc.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

January 12, 2024	By Order of the Board of Directors

/s/ Mary Molina
Mary Molina
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 23, 2024: The Company’s Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 are available on our website at www.alicoinc.com. In addition, you may access these materials at www.proxyvote.com.

ALICO, INC.
10070 DANIELS INTERSTATE COURT
FORT MYERS, FLORIDA 33913

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 22, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALCO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 22, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28072-P01173 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALICO, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of eight directors to serve until the 2025 Annual Meeting of Shareholders, and until their respective successors have been duly elected and qualified:

Nominees:	For	Against	Abstain
1a. George R. Brokaw	☐	☐	☐
1b. Katherine R. English	☐	☐	☐
1c. Benjamin D. Fishman	☐	☐	☐
1d. John E. Kiernan	☐	☐	☐
1e. W. Andrew Krusen, Jr.	☐	☐	☐
1f. Toby K. Purse	☐	☐	☐
1g. Adam H. Putnam	☐	☐	☐
1h. Henry R. Slack	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2024.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
3. Approval, on an advisory (non-binding) basis, of the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V28073-P01173

ALICO, INC.
ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 23, 2024, 9:30 A.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Alico, Inc. hereby appoint(s) John E. Kiernan and Bradley Heine or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Alico, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., Eastern Time on Friday, February 23, 2024, which will be conducted virtually via live webcast at www.virtualshareholdermeeting.com/ALCO2024, and any continuation, adjournment or postponement thereof (the "Annual Meeting").

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation, or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side